Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2012 relating to the financial statements of Samsung Corning Precision Materials, Co., Ltd., which appear in Corning Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

May 1, 2012